Exhibit 99.1

Media Contacts:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

Nadine Youssef, +1 312-696-6601 or nadine.youssef@morningstar.com

FOR IMMEDIATE RELEASE

Vickie Tillman Named President of Morningstar Credit Ratings, LLC

CHICAGO, Aug. 29, 2013— Morningstar, Inc. (NASDAQ: MORN) today announced that Vickie Tillman will join the company as president of Morningstar Credit Ratings, LLC on Sept. 3. Tillman will lead the day-to-day operations of the structured credit research and ratings business, reporting to Haywood Kelly, Morningstar’s senior vice president of equity and credit research, who has served as interim president of the unit since November 2012.

“Vickie brings a wealth of experience to Morningstar,” Kelly said. “Her analytical skills, coupled with her strategic management, global expansion, and product development expertise, will be an excellent addition to our strong team. I look forward to working with Vickie to continue building our ratings and research offerings.”

“I’m excited to join Morningstar’s structured credit team and become part of the company’s efforts to bring transparency to the industry and help investors understand and evaluate investments in this space,” Tillman said. “I was attracted to Morningstar because of the company’s distinctive investor focus, high-quality research and analytics, and unique business model.”

Tillman most recently served as senior vice president of global strategy—sustainability for the McGraw-Hill Global Strategy Group at McGraw-Hill Companies. She joined McGraw-Hill Companies in 1977 and worked for more than 30 years in various positions for its Standard & Poor’s Ratings Services business. Tillman holds a master’s degree in public and international affairs and a bachelor’s degree in communications from the University of Pittsburgh.

About Morningstar Credit Ratings, LLC and Morningstar, Inc.

Morningstar Credit Ratings, LLC is a Nationally Recognized Statistical Rating Organization (NRSRO) that specializes in structured credit research and ratings, including commercial mortgage-backed securities (CMBS). Morningstar Credit Ratings offers a wide array of services including new-issue ratings and analysis, operational risk assessments, surveillance services, data, and technology solutions.

Morningstar Credit Ratings, LLC is a subsidiary of Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia, and Asia.

Morningstar, Inc. offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 433,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 10 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $166 billion in assets under advisement and management as of June 30, 2013. The company has operations in 27 countries.

Morningstar, Inc. is not an NRSRO and its credit ratings on corporate and municipal issuers are not NRSRO credit ratings.

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